Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182457, 333-188790, 333-213366, 333-225428, 333-226648, and 333-242367 on Form S-8, and Registration Statement No. 333-262981 on Form S-3 of our reports dated February 23, 2023, relating to the financial statements of MannKind Corporation and subsidiaries (“MannKind Corporation”) and the effectiveness of MannKind Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Los Angeles, CA

February 23, 2023